Exhibit 99.1

Mavenir Systems, Inc. Announces the Repayment and Amendment

of its Debt Facilities

Richardson, TX – March 7, 2014 – Mavenir Systems (NYSE: MVNR), a leading provider of software-based networking solutions, today announced the repayment of the outstanding balance of $15.0 million plus accrued interest on March 5, 2014 on its 2013 subordinated loan facility, using funds received in its recent Initial Public Offering (“IPO”). This facility bore interest at 12%, or $1.8 million per year in cash interest payments.

Additionally, Mavenir™ amended its current debt facility with Silicon Valley Bank to reduce the interest rate on the term loan and to extend the term to five years from three years, and modify the financial covenants. Total borrowing capacity under the facility was increased by approximately $12.5 million. No material changes were made to the revolver portion of the facility. The amendment was entered into on March 6, 2014.

“This amendment is a result of our recent IPO and continued growth. We anticipate this repayment and amendment will substantially reduce our financing costs, freeing funds for ongoing investments in new product development and market expansion,” said Terry Hungle, Chief Financial Officer, Mavenir Systems.

“Helping our innovative clients increase their probability of success is what we strive to do every day,” said Robert Sureck, Senior Market Manager for Silicon Valley Bank in Texas. “We’re thrilled to be able to build on our relationship with Mavenir as it continues to grow and prosper.”

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Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements related to our expected financing costs and the expected development of our products and markets. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Mavenir. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.mavenir.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Mavenir™:

Mavenir is a leading provider of software-based communications solutions that enable mobile service providers to deliver high-quality internet protocol (IP)-based voice, video, rich communication and enhanced messaging services to their subscribers globally. Mavenir’s mOne® software platform has enabled leading mobile service providers to introduce the industry’s first live network deployment of Voice-Over-LTE (VoLTE) and the industry’s first live deployment of next-generation Rich Communication Services 5.0 (RCS). Our solutions deliver next-generation services such as RCS, VoLTE and Voice over Wi-Fi (VoWi-Fi) over existing 2G and 3G networks and next-generation 4G LTE networks.

Contact:

Mavenir Systems

Maryvonne Tubb

469.916.4393 x 5080

pr@mavenir.com

© 2014 Mavenir Systems, Inc. All rights reserved.

Mavenir Systems®, mOne®, AirMessenger®, Mavenir™, mStore™ and mCloud™, Transforming Mobile Networks™, are trademarks of Mavenir Systems, Inc.